                                                                  EXHIBIT 10.33


                            LOGAN'S ROADHOUSE, INC.
                           AREA DEVELOPMENT AGREEMENT


     This Agreement is made this 17th day of March, 1997, by and among LOGAN'S ROADHOUSE, INC., a Tennessee corporation ("Franchisor"), CMAC INCORPORATED, a Tennessee corporation ("Developer"), and CHARLES F. McWHORTER, JR. ("Principal Shareholder").

                                  WITNESSETH:

                                    RECITALS

     A. Franchisor is engaged in the business of owning, operating, and granting franchises with respect to certain restaurants serving meat products and other dishes, which restaurants do business under the trade name "Logan's Roadhouse."

     B. In connection with its business, Franchisor has developed certain recipes and seasonings for meats with distinctive flavor and unique quality and consumer recognition, and is the owner of good and valuable trademarks, trade names, service marks, certification marks, insignia, signs, designs, emblems, color and patterns, and other distinctive features that identify the Logan's Roadhouse outlets (such items, together with all of Franchisor's other trade secrets and tangible and intangible property rights relating to the development, ownership, and operation of a Logan's Roadhouse outlet, are hereinafter referred to as the "Logan's Roadhouse System"); and

     C. Developer desires to obtain the exclusive right to develop Logan's Roadhouse outlets franchised by Franchisor within the geographic areas specified in Appendix A attached hereto and made a part hereof (collectively, the "Territory"), for the period specified in subsection 1.1, and Franchisor is willing to grant the same to Developer, on and subject to the terms, conditions and provisions which are set forth in this Agreement.

     NOW, THEREFORE, in consideration of Franchisor granting to Developer the exclusive right to develop Logan's Roadhouse outlets franchised by Franchisor which employ the Logan's Roadhouse System ("Restaurants") in the Territory for such period, and in consideration of the mutual obligations which are provided for herein, it is hereby agreed as follows:

     1. GRANT OF DEVELOPMENT RIGHTS.

     1.1 Franchisor grants Developer the exclusive right to develop between eight (8) and fifteen (15) Restaurants in the Territory for a period commencing on the date hereof and ending on March 31, 2002, unless sooner terminated as hereinafter provided.

     1.2 During the term of this Agreement as extended pursuant to Section 3, Franchisor shall not (a) license any other person to operate a Logan's Roadhouse Restaurant in the Territory, or (b) operate any Franchisor-owned Logan's Roadhouse Restaurant in the Territory.

     1.3 After this Agreement expires or is terminated, Franchisor shall have the complete and unrestricted right to (a) license other persons to operate Restaurants in the Territory, and (b) operate Franchisor-owned Restaurants in the Territory, subject only to the provisions of any franchise agreement then in effect between Franchisor and Developer; provided, however, that no such Logan's Roadhouse Restaurants operated by Franchisor or any third-party licensee shall be located within a five (5) mile radius of any existing Restaurant owned and operated by Developer.

     2. DEVELOPMENT SCHEDULE.

     2.1 On or before March 31, 2002, Developer agrees to develop and open for business, and have in operation, a total of up to fifteen (15) Restaurants franchised by Franchisor in the Territory in compliance with the following:

           (a) at least one (1) Restaurant within the Territory, to be located in the "Greenville, South Carolina ADI" (as defined and described in subsection 2.2) and to be open for operation and doing business during calendar year 1997.

           (b) one (1) to two (2) additional Restaurants within the Territory, each to be open for operation and doing business during calendar year 1998. Such Restaurant(s) may be located in any ADI.

           (c) two (2) to four (4) additional Restaurants within the Territory, each to be open for operation and doing business during calendar year 1999, and at least one of such Restaurants to be located in an ADI listed in subsection 2.2 other than the Greenville, South Carolina ADI.

           (d) two (2) to four (4) additional Restaurants within the Territory, each to be open for operation and doing business during calendar year 2000, and at least one of such Restaurants to be located in an ADI, if any, listed in subsection 2.2 in which Developer did not develop a Restaurant which was open for operation and doing business in calendar years 1997, 1998, or 1999.

           (e) two (2) to four (4) additional Restaurants within the Territory, each to be open for operation and doing business during calendar year 2001, and one of such Restaurants to be located in an ADI, if any, listed in subsection 2.2 in which Developer did not develop a Restaurant which was open for operation and doing business in calendar years 1997, 1998, 1999 or 2000.

     Developer's obligations to develop, open and operate Restaurants as set forth in this subsection 2.1 are sometimes hereinafter referred to collectively as the "Development Schedule." Each of the periods specified in clauses (a) through (e) of this subsection 2.1 is sometimes hereinafter referred to as an "Initial Development Period." During the period beginning March 1, 1997, and ending March 31, 2002, Developer shall not be permitted to develop or open for business or operate more than fifteen (15) Restaurants in the Territory without the prior written consent of Franchisor, which consent may not be unreasonably withheld.

     2.2 In addition, on or before March 31, 2002, Developer shall develop, open for business and have in operation the following number of Restaurants in the following Areas of Dominant Influence ("ADIs") within the Territory: (a) Greenville, South Carolina, one (1) Restaurant; (b) Charleston, South Carolina, one (1) Restaurant; (c) Charlotte, North Carolina, one (1) Restaurant; and (d) Raleigh-Durham, North Carolina, one (1) Restaurant.

     2.3 The provisions set forth in subsection 2.1 above shall not relieve Developer of its obligation to develop, open for business and have in operation, by March 31, 2002, (a) a total of not less than eight (8) Restaurants in the Territory, and (b) the number of Restaurants in the ADIs as specified in subsection 2.2. Except as set forth in subsection 2.1, strict compliance with the Development Schedule is of the essence of this Agreement. If Developer opens more Restaurants within the Territory during any calendar year than the maximum number of Restaurants required by the Development
Schedule in such calendar year, the additional Restaurant(s) shall be credited in the following calendar year of the Development Schedule. If Developer fails to meet the Development Schedule with respect to any of the Initial Development Periods as set forth in subsection 2.1 hereof, this Agreement shall terminate ninety (90) days after the end of the Initial Development Period in question, unless by the end of such ninety (90) day period Developer has fulfilled the development obligation required under subsection 2.1 relating to such Development Period. If Developer fails to develop, open and operate Restaurants as set forth in subsection 2.2 hereof, this Agreement shall terminate on March 31, 2002, unless by March 31, 2002, Developer has fulfilled the development obligation required under subsection 2.2.

     3. SUBSEQUENT DEVELOPMENT SCHEDULE.

     3.1 Unless this Agreement is terminated pursuant to the provisions of subsection 2.3 or 3.3, or Section 9, during each calendar year during the period commencing March 31, 2002, and expiring on March 31, 2007, Developer shall develop, open for business and have in operation in the Territory, the number of additional Restaurants determined in accordance with the formula set forth in subsection 3.2(b), or the number of Restaurants otherwise agreed to by the parties in accordance with a written development schedule prepared in accordance with subsection 3.2(c).

     3.2 (a) Each consecutive twelve (12) month period beginning on March 31, 2002, and ending on March 31, 2007, is hereinafter referred to as a "Subsequent Development Period."

     (b) Developer hereby agrees to develop, open for business and have in operation in the Territory during each of the Subsequent Development Periods, that number of Restaurants equal to twenty-five (25%) of the total number of Restaurants developed by Developer during all Initial Development Periods and all prior Subsequent Development Periods. For example, assuming the Developer has developed, opened and was operating 14 Restaurants at the end of the last Initial Development Period, in the first Subsequent Development Period, Developer shall be required to develop and open for business a total of three
(3) Restaurants (14 x 0.25 = 3.5). In the second Subsequent Development Period, Developer shall be required to develop and open for business a total of five (5) Restaurants (14 + 6 = 20 x 0.25 = 5.0). (For the purpose of this subsection 3.2(b), fractions are rounded down to the nearest whole number.)

     (c) At any time during any Subsequent Development Period, Developer may prepare and submit to Franchisor in writing an alternate development schedule (the "Alternate Schedule") which, if approved by Franchisor in writing, will modify Developer's obligations with regard to the development and opening for business of Restaurants in the Territory as set forth in subsection 3.2(b) above. The Alternate Schedule submitted by Developer may reduce or increase the number of Restaurants to be developed and opened for business by Developer during any one or more Subsequent Development Periods. Within thirty (30) days of receipt of Developer's Alternate Schedule, Franchisor shall notify Developer in writing whether Franchisor elects to approve or disapprove the terms of the Alternate Schedule. In the event Franchisor does not approve Developer's Alternate Schedule for any Subsequent Development Period, Developer's obligation to develop additional Restaurants during each such Subsequent Development Period, in accordance with the formula set forth in subsection 3.2(b), shall remain in effect.

     3.3 If during any Subsequent Development Period Developer does not develop, open for business and have in operation all Restaurants that are specified in the development schedule described in subsection 3.2(b) or any applicable Alternate Schedule that has been approved by Franchisor as provided in subsection 3.2(c), and the number of Restaurants not developed and open for business as specified is not more than two (2) (such number of Restaurants herein referred to as the "Shortfall"), Developer shall not be deemed to be in default of its development schedule for such Subsequent Development Period, so long as in the next succeeding Subsequent Development Period, Developer develops, opens for business and has in operation the number of Restaurants equal to (a) the number which Developer is required to develop, open for business and have in operation during that Subsequent Development Period, plus
(b) the Shortfall from the previous Subsequent Development Period. The additional Restaurant(s) which Developer is required to develop and open for business during that next succeeding Subsequent Development Period shall be part of Developer's development schedule as established under subsection 3.2 for that Subsequent Development Period. Except as set forth in the preceding sentences of this subsection 3.3, strict compliance with the development schedules established for the Subsequent Development Periods in accordance with subsection 3.2 hereof is of the essence of this Agreement. If Developer fails to fulfill its development obligation as set forth in subsection 3.2 (as modified by this subsection 3.3) with respect to any Subsequent Development Period, this Agreement shall automatically terminate ninety (90) days after the end of the

Subsequent Development Period in question, unless by the end of such ninety
(90) day period Developer has fulfilled the development obligation relating to such Subsequent Development Period.

     3A. LIMITATION

     3A.1. Notwithstanding anything provided for herein to the contrary, Developer's failure to develop, open and operate Restaurants as required in Sections 2 and 3 hereof shall not subject Developer to liability for damages or injunctive relief requiring performance of such obligations; provided, however, in the event Developer fails to perform any of such obligations, (i) the automatic termination provisions of subsections 2.3 and 3.3 hereof and the optional termination provisions of subsections 9.3 and 9.5 hereof shall apply and (ii) Franchisor may exercise its rights to exercise the Acquisition Option pursuant to Section 8 hereof as provided in subsection 9.5 hereof.

     4. SITE APPROVALS; PLANS AND SPECIFICATIONS.

     4.1 Developer assumes all cost, liability, expense and responsibility for locating, obtaining and developing sites for Restaurants, and for constructing and equipping Restaurants at such sites. The development of a Restaurant at any site and any related contract of sale or lease agreement entered into by Developer must be approved by Franchisor in accordance with its then-existing site approval procedure, including submission by Developer of a franchise application in the form then being required by Franchisor. Notwithstanding the foregoing, Developer may enter into any contract not inconsistent herewith relating to the development or operation of a Restaurant subject to Franchisor's approval. Franchisor shall notify Developer whether it approves a proposed site and the related contract of sale or lease agreement within forty-five (45) days of receiving Developer's request for approval. Failure of Franchisor to so notify Developer within such forty-five (45) day period shall be deemed to be an approval of such site and the related contract of sale or lease agreement. Developer acknowledges that Franchisor's approval of a prospective site for a Restaurant does not constitute a representation, promise or guarantee by franchisor that a Restaurant operated at that site will be profitable or otherwise successful. Developer shall not make any binding commitment to a prospective vendor or lessor of real estate with respect to a site for a Restaurant unless Franchisor has approved that site in accordance with Franchisor's then-existing site approval procedure.

     4.2 For each Restaurant which Developer develops pursuant to this Agreement, Franchisor will make available to Developer Franchisor's specifications for a typical Restaurant. Developer will obtain architectural and engineering services independently and at its own expense. Developer shall submit to Franchisor all architectural and/or engineering plans (the "Plans") which Developer obtains for the development of each Restaurant site, and Franchisor shall have the right to review and approve the Plans and to prohibit the implementation of any aspect of the Plans which Franchisor, in its sole and absolute discretion, believes is not consistent with the best interests of the Logan's Roadhouse System. In the event that Franchisor objects to any aspect of the Plans or desires to prohibit the implementation of any such aspect of the Plans, Franchisor shall so notify Developer within thirty (30) days of receiving the Plans for review. Failure of Franchisor to so notify Developer within such thirty (30) day period shall be deemed to be an approval of the Plans. In the event Franchisor does object to any aspect of the Plans, Franchisor shall provide Developer with a reasonably detailed list of changes necessary to make the Plans acceptable to Franchisor. Franchisor shall, upon a resubmission of the Plans, with such changes as Developer has prepared, notify Developer within fifteen (15) days of receiving the revised Plans whether they are acceptable. Failure to so notify Developer within such fifteen (15) day period shall be deemed to be an approval of the revised Plans.

     4.3 If Developer acquires a leasehold interest in a site, that leasehold interest shall be for a term which is at least as long as the term of the form of Franchise Agreement (including renewal or extension options exercisable at the option of the Developer) which is attached hereto as Appendix B and made a part hereof (the "Franchise Agreement") (i.e. at least twenty (20) years), and the lease shall provide that at any time during the term of the lease Developer may assign all of its interest under the lease to Franchisor without the lessor having any right to impose conditions on such assignment or to obtain any payment in connection therewith. Prior to entering into any such lease, Developer shall furnish Franchisor with a copy thereof and shall not execute said lease unless and until Franchisor notifies Developer that the lease complies with the provisions of this Agreement and of the applicable Franchise Agreement and is otherwise acceptable to Franchisor. Franchisor shall notify Developer whether the lease meets the requirements of the preceding sentence within forty-five (45) days of receiving Developer's request for approval. Failure of Franchisor to so notify Developer within such forty-five (45) day period shall be deemed to constitute an approval of such lease.

     5. FEES AND FRANCHISE AGREEMENTS.

     Developer shall notify Franchisor in writing promptly after closing on the acquisition of a leasehold or fee interest in a Restaurant site. Provided Franchisor has granted site, operational, financial and legal approval in accordance with the terms of subsections 4.1 and 10.2 hereof, then Franchisor shall deliver to Developer a Franchise Agreement substantially in the form which is attached hereto as Appendix B; provided however that the Franchise Agreement which Franchisor delivers to Developer shall require Developer to make advertising expenditures at the rates then established by Franchisor with respect to new Restaurants, except that in no event shall such rates exceed three percent (3%) of a Restaurant's gross sales (as defined in Part III(A) of the form Franchise Agreement which is attached hereto as Appendix B).
Developer shall execute the Franchise Agreement and return same to Franchisor with payment of the initial franchise fee within ten (10) days following receipt by Developer; and Franchisor will execute and return the same to Developer, so long as none of the events of default described in subsections
9.2 and 9.3 shall have occurred.

     6. DEVELOPER ORGANIZATION, AUTHORITY, FINANCIAL CONDITION AND
SHAREHOLDERS.

     6.1 Developer and Principal Shareholder represent and warrant that: (a) Developer is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation; (b) Developer is duly qualified and is authorized to do business and is in good standing as a foreign corporation in each jurisdiction in which its business activities or the nature of the properties owned by it requires such qualification; (c) the execution and delivery of this Agreement and the transactions contemplated hereby are within Developer's corporate power; (d) the execution and delivery of this Agreement have been duly authorized by the Developer; (e) the charter and by-laws of Developer delivered to Franchisor are correct and complete and there have been no changes therein since the date thereof; (f) the specimen stock certificate delivered to Franchisor is a true specimen of Developer's stock certificate; (g) the balance sheet of Principal Shareholder, heretofore delivered to Franchisor, is complete and correct and fairly presents the financial position of Principal Shareholder as of the date thereof; and (h) there have been no materially adverse changes in the condition, assets or liabilities of Principal Shareholder since the date thereof.

     6.2 Developer and Principal Shareholder covenant that during the term of this Agreement: (a) Developer shall do or cause to be done all things necessary to preserve and keep in full force its corporate existence and shall be in good standing as a foreign corporation in each jurisdiction in which its business activities or the nature of the properties owned by it requires such qualification; (b) Developer shall have the corporate authority to carry out the terms of this Agreement; and (c) Developer shall print, in a conspicuous fashion on all certificates representing shares of its stock when issued, a legend referring to this Agreement and the restrictions on and obligations of Developer and Principal Shareholder hereunder, including the restrictions on transfer of Developer's shares.

     6.3 In addition to its obligations pursuant to subsection 6.2 hereof, Developer and Principal Shareholder shall provide Franchisor with such financial information as Franchisor may reasonably request from time to time.

     6.4 Developer and Principal Shareholder represent, warrant and covenant that all Interests (as defined in subsection 7.3 hereto) in Developer are owned as set forth on Appendix C hereto, that no Interest has been pledged or hypothecated (except in accordance with Section 7 of this Agreement), and that no change will be made in the ownership of any such Interest other than as permitted by this Agreement, or otherwise consented to in writing by Franchisor. Developer and Principal Shareholder agree to furnish Franchisor with such evidence as Franchisor may reasonably request, from time to time, for the purpose of assuring Franchisor that the Interests of Developer and Principal Shareholder remain as represented herein.

     6.5 Principal Shareholder hereby personally and unconditionally guarantees each of Developer's financial obligations to Franchisor as set forth in Part III, Section A of the form of Franchise Agreement which is attached hereto as Appendix B and made a part hereof. Principal Shareholder agrees that Franchisor may resort to such Principal Shareholder for payment of any such financial obligations, whether or not Franchisor shall have proceeded against Developer, any other Principal Shareholder or any other obligor primarily or secondarily obligated to Franchisor with respect to such financial obligation. Principal Shareholder hereby expressly waives presentment, demand, notice of dishonor, protest and all other notices whatsoever with respect to Franchisor's enforcement of this guaranty.

     7. TRANSFER.

     7.1 There shall be no "Transfer" (as defined in subsection 7.2 below) of any "Interest" (as defined in subsection 7.3 below) of Developer or of Principal Shareholder in Developer in whole or in part (whether voluntarily or by operation of law) directly, indirectly or contingently, except in accordance with the provisions of this Section 7.

     7.2 (a) Except as provided hereinbelow, "Transfer" shall mean any assignment, sale, pledge, hypothecation, gift or other transfer of any Interest or any other event which would change ownership of any Interest in violation of the provisions of this Section 7 or change or create a new Interest in violation of the provisions of this Section 7, including but not limited to:

           (i) any change in the ownership of or rights in or to any shares of stock or other equity interest in Developer which would result from the act of any shareholder of Developer ("Shareholder"), such as a sale, exchange, pledge or hypothecation of shares, or any interest in or rights to any of Developer's profits, revenues or assets, or any such change which would result by operation of law; and

           (ii) any change in the percentage interest owned by any Shareholder in the shares of stock of Developer, or interests in its profits, revenues or assets which would result from any act of Developer such as a sale, pledge or hypothecation of any Restaurant assets (other than as provided for in subsection 7.2(b) below); any sale or issuance of any shares of Developer's stock; or any sale or grant to any person of any right to participate in or otherwise to share or become entitled to any part of Developer's profits, revenues, assets or equity.

     (b) Notwithstanding anything provided herein to the contrary, "Transfer" shall not mean:

           (i) any change in the ownership of or rights in or to any shares of stock or other equity interest in Developer, constituting less than a majority of the outstanding shares of stock of any class of Developer, resulting from the divorce of Principal Shareholder; and

           (ii) any grant to Developer's employees of options to purchase Developer's stock which in the aggregate does not exceed twenty-five percent (25%) of Developer's issued and outstanding stock; and

           (iii) any grant to Developer's employees of a right to participate in any profit-sharing, bonus or retirement plans offered by Developer which are based on Developer's profits; and

          (iv) any pledge by Developer of Developer's stock to a financial institution for the purpose of obtaining or restructuring any financing necessary for Developer to develop, open and operate its franchised Logan's Roadhouse Restaurants; and

          (v) any pledge by Principal or any other shareholder of Developer of Developer's assets to secure bona fide loans or credit necessary for Developer to develop, open and operate its franchised Logan's Roadhouse Restaurants; and

          (vi) any grant or authorization by Developer of any mortgage or security interest and any lien or security interest arising by operation of law, including but not limited to any materialmen's or landlord's lien, with respect to any "Interest" (as defined in subsection 7.3 below); and

          (vii) any grant or authorization by Developer to a lessor of a percentage of Developer's sales for a particular Restaurant pursuant to a lease arrangement relating to such Restaurant.

     7.3 "Interest" shall mean, in reference to interests or rights in Developer, any shares of Developer's stock and any other equitable or legal right in or to any of Developer's stock, revenues, profits or assets; and in reference to rights or assets of Developer, "Interest" shall mean any of Developer's rights under and interest in this Agreement, any Restaurant and its revenues, profits and assets.

     7.4 (a) The Interest of the Principal Shareholder may be transferred to such Principal Shareholder's spouse or children or to a person designated in such Principal Shareholder's will or trust (individually and collectively referred to as "Successor"), without Franchisor's approval, provided that such Successor shall agree to be bound by the restrictions contained in this Section 7, the purchase option described in Section 8 and all other covenants of Principal Shareholder contained in this Agreement.

     (b) The Interest of a Successor may only be transferred in accordance with subsection 7.7, regardless of whether such Transfer is for consideration or by gift or will or other device.

     7.5 If at any time the Principal Shareholder desires to dispose of all or substantially all of the Interest of the Principal Shareholder in Developer, or the Principal Shareholder (or Developer) desires to dispose of all or substantially all of Developer's Interest in this Agreement or in the assets which Developer has acquired pursuant to this Agreement, the principal Shareholder or Developer, as the case may be, shall notify Franchisor of that desire, in writing, thirty (30) days before announcing that fact publicly or engaging the services of a broker or sales agent.

     7.6 (a) If at any time the Principal Shareholder or Developer, as the case may be, obtains from a third party or third parties a bona fide offer (the "Offer") in writing for the purchase of all or substantially all of the Interest of the Principal Shareholder in Developer or of all or substantially all of Developer's Interest in this Agreement or in the assets which Developer has acquired pursuant to this Agreement, the Principal Shareholder or Developer shall not accept such Offer without first giving notice (the "Selling Notice") to Franchisor stating that the Principal Shareholder or Developer, as the case may be, has received the Offer, identifying the prospective purchaser by name and address, specifying the proposed purchase price and attaching a true and complete copy of the Offer.

     (b) Franchisor shall have the option (the "Option"), exercisable within a period of forty-five (45) days after receipt of the Selling Notice (the "Option Period"), to purchase such Interest(s) at the price and on the same terms and conditions set forth in the Offer except that Franchisor shall not be obligated to pay any finder's or broker's fee, and if the Offer provides for payment of consideration other than cash, or if the Offer involves certain intangible benefits, Franchisor may elect to purchase such Interest(s) by offering a reasonable cash substitute for the non-cash part of the Offer.

     (c) The Option shall be exercisable by Franchisor delivering to the Principal Shareholder or Developer, as the case may be, within the Option Period, a notice (i) stating that the Option is being exercised and (ii) specifying the time, date and place at which the closing of such purchase and sale will take place, which date shall be not later than one hundred twenty
(120) days from the date Franchisor exercises its Option. Notwithstanding the foregoing, if Franchisor exercises the Option, its obligation to close the purchase shall be subject to its ability to obtain all necessary approvals, including but not limited to, any necessary approvals of its shareholders and any governmental or regulatory authority. If any such approvals are not obtained, Franchisor may terminate its obligation to purchase the Interest(s) by giving Developer written notice, and in such event, Franchisor shall be released of all obligations to purchase such Interest(s).

     (d) If the Option is not exercised, the Principal Shareholder or Developer, as the case may be, may sell the Interests in or of Developer to the third party which made the Offer, on conditions no more favorable to the third party offerer than those set forth in the Offer, provided that Franchisor approves the proposed transferee and provided further that such sale takes place within one hundred twenty (120) days after the expiration of the Option Period.

     (e) If the Option is not exercised, the Principal Shareholder or Developer, as the case may be, shall immediately notify Franchisor in writing of any change in the terms of an Offer. Any material change in the terms of an Offer shall cause it to be deemed a new Offer, conferring upon Franchisor a new Option pursuant to this subsection 7.6; the Option Period with respect to the new Option shall be deemed to commence on the day on which Franchisor receives written notice of a material change in the terms of the original Offer.

     7.7 (a) Developer understands and acknowledges that the rights and duties set forth in this Agreement are personal to Developer and that Franchisor has entered into this Agreement in reliance on the business skill and financial capacity of Developer, and the business skill, financial capability and personal character of Principal Shareholder. Except as otherwise provided in this Section 7, the Principal Shareholder shall at all times retain control of Developer. Except as otherwise provided in this Section 7, no Transfer of any part of Developer's Interest in this Agreement, and no Transfer of any interest of Principal Shareholder shall be completed except in accordance with this subsection 7.7. In the event of such a proposed Transfer of any part of Developer's interest in this Agreement, or of any Interest of Principal Shareholder, the party or parties desiring to effect such Transfer shall give Franchisor notice in writing of the proposed Transfer, which notice shall set forth the name and address of the proposed transferee and all the terms and conditions of the proposed Transfer. Upon receiving such notice, Franchisor may (i) approve the Transfer, or (ii) withhold its consent to the Transfer. Franchisor shall, within thirty (30) days of receiving such notice, advise the party or parties desiring to effect the Transfer whether it (1) approves the Transfer, or (2) withholds its consent to the Transfer, giving the reasons for such disapproval. Franchisor shall not unreasonably withhold its consent to a Transfer; provided, however, that Franchisor shall not be deemed to have unreasonably withheld consent if Franchisor determines, in its reasonable discretion, that the proposed transferee (i) does not have a net worth at least that of Developer, or does not have a sound financial condition satisfactory to Franchisor, in its reasonable discretion or (ii) does not have adequate experience in the operation and marketing of food service establishments reasonably similar to the Restaurants within the Logan's Roadhouse System. Upon request by Franchisor, Developer shall provide to Franchisor any and all information pertaining to the Transfer and/or the proposed transferee as Franchisor may reasonably request, and the thirty (30) day time period referenced above shall be extended until the date that is thirty (30) days from the date Franchisor receives the requested information from Developer.

     (b) In the event that Franchisor approves the Transfer, and the Transfer is not completed within ninety (90) days of the later of (i) expiration of the thirty (30) day notice period, or (ii) delivery of notice of Franchisor's approval of the proposed Transfer, Franchisor's approval of the proposed Transfer shall automatically be revoked. The ninety (90) day limitation described in the preceding sentence shall not apply if at the end of said ninety (90) day period the only issue which prevents completion of the Transfer is the need to effect transfers of the applicable liquor licenses. Any subsequent proposal to complete the proposed Transfer shall be subject to Franchisor's right of approval as provided herein. The party which desires to effect the proposed Transfer shall immediately notify Franchisor in writing of any change in the terms of a Transfer. Any material change in the terms of a Transfer prior to closing shall cause it to be deemed a new Transfer, revoking any approval previously given by Franchisor and conferring upon Franchisor a new right to approve such transfer, which shall be deemed to commence on the day on which Franchisor receives written notice of such changes in terms.

     7.8 In connection with any request for Franchisor's approval of a proposed Transfer pursuant to this Section 7, the parties to the proposed Transfer shall pay Franchisor a fee to defray the actual cost of review and the administrative and professional expenses related to the proposed Transfer and the preparation and execution of documents and agreements, up to a maximum of Ten Thousand Dollars ($10,000).

     8. ACQUISITION OPTION.

     8.1 Developer hereby grants to Franchisor the right to acquire, by merger of Developer with and into Franchisor (the "Acquisition Option"), all of the outstanding capital stock of Developer, for the consideration and on the terms set forth below in subsection 8.2 at any time during the term of this Agreement upon the occurrence of any of the following events:

          (a) The expiration of five (5) years from the date of the later to occur of the following: (i) the execution of this Agreement or (ii) the execution by Developer and Franchisor of a Franchise Agreement for Developer's first Restaurant (the "First Franchise Agreement"). Franchisor may exercise the Acquisition Option during a period of five
     (5) years after it becomes effective under this subsection 8.1(a); or

          (b) The death or disability of Principal Shareholder during the time period set forth in subsection 8.1(a) above, disability being defined as the inability to perform his duties as an officer and/or director of Developer for six (6) consecutive months. Franchisor may exercise the Acquisition Option during a period of nine (9) months after it becomes effective under this subsection 8.1(b); or

          (c) Developer's default, with such default continuing without cure for a period of thirty (30) days after written notice to Developer specifying such default or if Developer is notified of more than two events of default in one year with respect to any of its obligations under either (i) this Agreement or (ii) any of the individual Franchise Agreements executed and in effect between Franchisor and Developer. Franchisor may exercise the Acquisition Option at any time during a period of twelve (12) months after the occurrence of such an event of default;

     8.2 (a) The consideration (the "Consideration") for all of the outstanding capital stock of Developer shall be equal to the product of (a) fifty percent (50%) of the average trailing price/earnings ratio of Franchisor's Common Stock, par value, $.01 per share (the "Common Stock"), as published in The Wall Street Journal for the thirty (30) trading day period immediately prior to the date of notice of exercise of the Acquisition Option, multiplied by (b) the net income of Developer calculated for the most recently completed twelve
(12) month period immediately prior to the date of notice of exercise of the Acquisition Option ("Developer's Trailing Net Income") with respect to which Franchisor shall have received audited financial statements, if available. If audited financial statements for such period are not then available, Franchisor and Developer will share equally in the cost of obtaining audited financial statements for such period. For the purposes of this subsection 8.2, Developer's Trailing Net Income shall be computed in accordance with generally accepted accounting principles and adjusted, if necessary, to correspond in accounting policy with Franchisor's financial statements and: (a) to substitute for Developer's actual supervisory, general and administrative expense an amount equal to three percent (3%) of Developer's monthly gross sales, (b) to limit Developer's advertising expense to three percent (3%)
of Developer's monthly gross sales (which shall include up to one percent (1%) as contributed by Franchisee pursuant to Part II, Section G(2) of the form of Franchise Agreement which is attached hereto as Appendix B and made a part hereof) and (c) to provide for federal income taxes at the then-current tax rate applicable to Franchisor. Developer's net income statement shall reflect Developer's royalty fee of three percent (3%) of Developer's monthly gross sales as a separate line item.

     (b) For purposes of subsection 8.2(a), the Consideration shall be adjusted, if necessary, to include compensation to Developer for its reasonable and documentable pre-opening costs expended for Restaurants under development but not yet open through and including the date of the Exercise Notice (as defined in subsection 8.7 below)

     (c) For purposes of subsection 8.2(a), each Shareholder shall be entitled to elect the percentage of the Consideration to be paid by certified or official bank check, in next day funds, or in such other form and manner as may be mutually satisfactory up to an aggregate for all Shareholders of 25% of the Consideration, except as provided in subsection 8.6(b).

     8.3 In no event shall the Consideration be either (i) less than the product of ten (10) times Developer's Trailing Net Income or (ii) more than the product of fifteen (15) times Developer's Trailing Net Income. The Consideration shall be adjusted, if necessary, to the extent necessary so that the amount is within the range specified herein.

     8.4 Upon the closing of the Acquisition Option and for a period of twelve
(12) months thereafter, Franchisor shall pay ten percent (10%) of the Consideration into escrow (the "Escrowed Consideration"). In the event that any of the Escrowed Consideration is in the form of Franchisor's Common Stock, then Franchisor shall establish an escrow account in the name of Franchisor and Developer for such Common Stock and Developer shall be entitled to all rights and privileges arising from such Common Stock during the duration of the escrow of the portion of the Escrowed Consideration comprised of Franchisor Common Stock. In the event that any of the Escrowed Consideration is in the form of cash pursuant to Developer's election in subsection 8.6 hereof, then Franchisor shall establish an escrow account in the name of Franchisor and Developer for such cash amount bearing interest at a commercially reasonable annual rate, which interest shall be the property of Developer. Franchisor shall pay Developer the entire Escrowed Consideration if Developer is in compliance with all of the terms and provisions of the Merger Agreement, all representations and warranties contained therein were true and correct when made and all covenants therein had been performed. The Merger Agreement shall be substantially in the form attached hereto as Appendix D and executed in connection with the exercise of the Acquisition Option, it being understood that the covenants, representations and warranties contained therein may require modifications at the time the Acquisition Option is exercised to reflect any changes in facts, circumstances or controlling law, which modifications shall be reasonably agreed upon by Developer and Franchisor.

     8.5 Franchisor shall make payment of the full Consideration to Developer's shareholders by delivering to such shareholders and the escrow agent the checks and certificates representing shares of Franchisor's Common Stock in exchange for certificates for shares of Developer's Common Stock. The value of Franchisor's Common Stock shall be determined as follows: the price per share of Franchisor's Common Stock to be delivered upon exercise of the Acquisition Option shall equal the average of the closing prices of Franchisor's Common Stock as published in The Wall Street Journal for the most recent thirty (30) trading day period immediately prior to the date of notice of exercise of the Acquisition Option.

 8.6 (a) It is intended by the parties hereto that the merger transaction shall qualify for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

     (b) Notwithstanding the foregoing, in the event that the merger transaction shall not qualify for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, (i) Developer shall have the right to receive up to fifty percent (50%) of the Consideration in cash by providing written notice to Franchisor of such election; provided, however, that Franchisor may, upon receipt of Developer's notice of such election, rescind its own exercise of the Acquisition Option, with the effect of reserving its Acquisition Option right for a later date and (ii) Franchisor shall have the right, in lieu of acquiring all of the outstanding capital stock of Developer, to acquire for the Consideration all of Developer's assets and assume all its liabilities, including all corporate and administrative assets and liabilities, necessary for or directly related to the operation of its franchised Logan's Roadhouse Restaurants, but excluding any operating assets and related liabilities relating to the operation of any business other than its franchised Logan's Roadhouse Restaurants, subject to all the terms and conditions of this section
8. In the event Franchisor chooses to acquire assets rather than stock, the Merger Agreement attached as Appendix D shall be modified by the parties hereto to the extent necessary to conform to the provisions of this subsection 8.6.

 8.7 Franchisor may exercise the Acquisition Option by delivering written notice to Developer of such election (the "Exercise Notice"). The Exercise Notice shall specify the closing date, which shall take place on a date and at the time designated by Franchisor in the Exercise Notice, which date shall not be earlier than sixty (60) days and not later than one hundred twenty (120) days after the date on which the Exercise Notice is delivered; provided, however, that Franchisor may require that the closing occur later than one hundred twenty
(120) days after the date on which the Exercise Notice is delivered if an extension is necessary for Developer to complete the audit required by Subsection 8.2 or for Franchisor to obtain necessary approvals of its shareholders or of governmental or regulatory authorities; and provided, further, that in the event Developer requests cash in excess of 10% of the Consideration as part of the Consideration, Franchisor may require that the closing occur not later than two hundred ten (210) days after the date on which the Exercise Notice is delivered for the purpose of arranging financing of the cash portion of the Consideration. Upon delivery of the Exercise Notice, Developer's obligations pursuant to Sections 2 and 3 hereof shall immediately cease, Developer shall immediately cease all development activities in undeveloped markets, and Franchisor and Developer shall execute a definitive Merger Agreement, substantially in the form attached hereto as Appendix D, with such changes, if any, as may be reasonably acceptable to Franchisor and Developer. Notwithstanding the foregoing, if Franchisor exercises the Acquisition Option, its obligation to execute the Merger Agreement and close the Acquisition Option shall be subject to its ability to obtain all necessary approvals, including but not limited to, the approvals of its shareholders and any governmental or regulatory authority. If any such approvals are not obtained within one hundred eighty (180) days after the date on which the Exercise Notice is delivered, either Franchisor or Developer may rescind the exercise of the Acquisition Option at such time by giving the other party written notice within ten (10) days after expiration of such one hundred eighty
(180) day period, and in such event, both parties shall be released of all obligations pursuant to the Acquisition Option as previously exercised and Developer's obligations pursuant to Sections 2 and 3 shall thereupon be reinstated with an additional period equal to the amount of days during which such obligations were suspended (not to exceed one hundred eighty (180) days) added to each of the Development Schedule and the Subsequent Development Schedule.

     8.8 Upon closing of the Acquisition Option, all stock certificates held by shareholders of Developer shall be delivered to Franchisor in exchange for payment of the Consideration. Each of Franchisor and Developer hereby acknowledge the following:

           (a) The issuance of Franchisor Common Stock will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon exemptions from registration contained in the Securities Act, and Franchisor's reliance upon such exemptions is based in part upon Developer's representations, warranties and agreements contained in this Agreement.

           (b) The following legend shall appear on the certificates for the shares of Franchisor Common Stock issued pursuant to the exercise of the Acquisition Option. Franchisor and Developer agree that the shares of Franchisor Common Stock received by Developer will be restricted and may not be freely sold, Franchisor may refuse to permit transfer or limit the transfer of the shares and that the shares must be held indefinitely in the absence of compliance with the terms of the following legend. For a period of one (1) year subsequent to the closing of the Acquisition Option, to the extent that Franchisor permits Developer to transfer the shares and such transfer complies with the terms of the following legend, in no event (unless expressly waived by Franchisor) may Developer transfer (except pursuant to an effective registration statement or a sale under Rule 144) more than ten percent (10%) of the total number of shares received by Developer pursuant hereto in any twelve (12) month period:

            THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED AND SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE DISPOSED OF OTHER THAN
            (i) PURSUANT TO

            AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (ii) AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY REGARDING COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE COMPANY SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO IT WITH RESPECT TO COMPLIANCE WITH THE ABOVE LAWS.

          (c) Upon the written request of the shareholders of Developer who receive shares of Franchisor's Common Stock pursuant to the exercise of the Acquisition Option (the "Developer Shareholders"), Franchisor shall, at the Developer Shareholders' cost and expense (including, but not limited to, the fees and expenses of Franchisor's and Developer Shareholders' counsel and underwriting discounts, commissions and filing fees attributable to the Common Stock to be registered), register for resale pursuant to an effective registration statement such number of the shares of Franchisor's Common Stock received by the Developer Shareholders pursuant to the exercise of the Acquisition Option which such Developer Shareholders are otherwise then unable to sell pursuant to Rule 144 or another exemption from registration under the Securities Act of 1933, as amended.

     8.9 Upon closing of the Acquisition Option, all employment agreements among Developer or Principal Shareholder and any employee relating to the operation of Restaurants shall immediately become null and void unless otherwise preapproved to continue by Franchisor.

     9. TERMINATION.

     9.1 This Agreement shall expire on March 31, 2007, unless sooner terminated pursuant to the terms hereof.

     9.2 Franchisor shall have the right to terminate this Agreement immediately upon written notice to Developer stating the reason for such termination, and Developer shall no longer have any of the rights created by this Agreement, in the event of:

          (a) development by Developer of a Restaurant without first obtaining approval from Franchisor of the Restaurant site, the proposed form of lease for a Restaurant site, and of Developer's Plans in accordance with
     Section 4 hereof;

          (b) any breach or default of any of the provisions of Section 7 hereof;

          (c) the filing by Developer of a petition in bankruptcy, an arrangement for the benefit of creditors, or a petition for reorganization; the filing against Developer of a petition in bankruptcy, an arrangement for the benefit of creditors, or petition for reorganization, not dismissed within sixty (60) days of the filing thereof; the making of an assignment by Developer for the benefit of creditors; or the appointment of a receiver or trustee for Developer, which receiver or trustee shall not have been dismissed within sixty (60) days of such appointment;

          (d) the discovery by Franchisor that Developer made a material misrepresentation or omitted a material fact in the information which was furnished to Franchisor in connection with this Agreement;

          (e) failure by Developer to locate a replacement to the "Director of Operations" (as defined in subsection 12.2 below) who is approved by Franchisor in accordance with subsection 12.2 within one hundred twenty
     (120) days of the date on which the last Director of Operations who was approved by Franchisor ceased to be employed by Developer in that capacity; or

          (f) any part of this Agreement relating to the payment of fees to Franchisor, or the preservation of any of Franchisor's trade names, service marks, trademarks, trade secrets or secret formulae licensed or disclosed hereunder or under any Franchise Agreement between Franchisor and Developer, is for any reason declared invalid or unenforceable and such declaration materially adversely affects Franchisor.

          (g) notwithstanding anything provided herein to the contrary, any person or group (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) other than Principal Shareholder becomes the holder of 50% or more of all of the outstanding shares of Developer's stock.

     9.3 If Developer defaults in the performance or observance of any of its obligations hereunder or under any Franchise Agreement between Developer and Franchisor, if no other curative period applies pursuant to the provisions of this Agreement, and if any such default continues for a period of thirty (30) days after written notice to Developer specifying such default, Franchisor shall have the right to terminate this Agreement upon written notice to Developer. If Developer defaults in the performance or observance of any obligation two or more times within a twelve (12) month period, Franchisor shall have the right to terminate this Agreement immediately upon commission of the second act of default, upon written notice to Developer stating the reason for such termination, without allowance for any curative period.

     9.4 This Agreement shall automatically terminate under the conditions and at the times specified in Sections 2 and 3.

     9.5 Notwithstanding anything to the contrary explicitly set forth or implicitly contained in this Agreement, no termination or expiration of this Agreement pursuant to any term or provision of this Agreement shall result in the termination of the Acquisition Option provided in Section 8 of this Agreement prior to the last date on which it would expire or terminate in accordance with the provisions of Section 8; provided, however, that (i) if the Franchisor terminates the Agreement pursuant to Section 9.2 or
9.3 or if the Agreement terminates pursuant to Section 9.4, the Acquisition Option shall become immediately exercisable and shall remain for one (1) year after termination of this Agreement.


     10. PREREQUISITES TO OBTAINING FRANCHISES FOR INDIVIDUAL RESTAURANT UNITS.

     10.1 Developer understands and agrees that this Agreement does not confer upon Developer a right to obtain a franchise for any Restaurant but is intended by the parties to set forth the terms and conditions which, if fully satisfied, shall entitle Developer to obtain such a franchise.

     10.2 In the event that Developer shall have obtained Franchisor's approval of a particular proposed site for a Restaurant, and if Franchisor, in the exercise of its sole discretion, has granted Developer operational, financial and legal approval, then Franchisor will grant Developer a franchise for a Restaurant at the site in question. As used herein, Franchisor will grant Developer "operational", "financial" and "legal" approval under the following circumstances:

     "Operational" approval will be granted if Franchisor has determined, in the exercise of its sole discretion, that Developer is conducting the operation of each of its Restaurants, and is capable of conducting the operation of the proposed Restaurant, including physical aspects thereof, (a) in accordance with the terms and conditions of this Agreement, (b) in accordance with the provisions of the respective Franchise Agreements, and (c) in accordance with the standards, specifications and procedures set forth and described in the Franchise Operations Manual, as it may be amended from time to time. Developer understands that changes in said standards, specifications and procedures may become necessary from time to time. Developer agrees to accept said changes, and Developer further agrees that it is within the sole discretion of Franchisor to make said changes.

     "Financial" approval will be granted if (a) Developer is not in breach of its obligations under this Agreement and has been and is faithfully performing all terms and conditions under each of its existing Franchise Agreements with Franchisor, (b) Developer or its affiliates is not in default of any monetary obligations owed to Franchisor, and (c) Developer is not in default of any financial obligation to any of its suppliers unless any such obligation is being disputed in good faith by the Developer. Developer acknowledges and agrees that it is vital to Franchisor's interest that each of its franchisees be financially sound to avoid failure of a franchised business (which would adversely affect the reputation and good name of Franchisor and the Logan's Roadhouse System).

     Developer acknowledges and agrees that it is vital to Franchisor's interest and to the interests of the Logan's Roadhouse System that Developer (in its capacity as franchisee) remain current in satisfying its financial obligations to its suppliers.

     "Legal" approval will be granted if Franchisor has determined, in the exercise of its sole discretion, that Developer has submitted to Franchisor, in a timely manner as requested, all information and documents requested by Franchisor, prior to and as a basis for the issuance of individual franchises or pursuant to any right granted to Franchisor by this Agreement or by any Franchise Agreement between Developer and Franchisor.

     10.3 It is understood and agreed that the foregoing criteria apply to the operational, financial and legal aspects of any Restaurant franchised by Franchisor in which Developer or Principal Shareholder has any legal or equitable interest. It is further understood and agreed that Developer and Principal Shareholder have an ongoing responsibility to operate each Restaurant in which Developer or Principal Shareholder has any legal or equitable interest in a manner which satisfies the foregoing requirements for operational, financial and legal approval.

     11.  RESTRICTIONS.

     11.1 Developer and Principal Shareholder acknowledge that protection of Franchisor's trade secrets and confidential information, and protection against unfair competition from others who enjoy or who recently have had access to Franchisor's trade secrets and confidential information, are essential for the maintenance of the goodwill and value of the Logan's Roadhouse System and the rights of Franchisor's other franchisees. Developer and Principal Shareholder recognize that they will acquire access to confidential information and other information relating to the development and operation of Restaurants, which may or may not be "trade secrets" under prevailing judicial interpretations of that term but which nevertheless are private and confidential and are not generally available to persons not in close privity with Franchisor; and which, to preserve the goodwill and special value of the System for Franchisor and all of its franchisees, should not be available to any actual or potential direct or indirect competitor of Franchisor or any of its franchisees. Accordingly, Developer and Principal Shareholder agree as follows:

           (a) During the term of this Agreement, neither Developer nor Principal Shareholder for so long as such Principal Shareholder owns an Interest in Developer, may without the prior written consent of Franchisor, directly or indirectly engage in or acquire any financial or beneficial interest (including interests in corporations, partnerships, trusts, unincorporated associations or joint ventures) in, advise, help or make loans to, any entity engaged in the business of preparing and serving or preparing for service of steaks, ribs, chicken and seafood dishes in a distinctive atmosphere reminiscent of an American roadhouse which is located either (i) in the Territory, (ii) in the Area of Dominant Influence (as defined and established from time to time by Arbitron Ratings Company) of any Restaurant developed pursuant to this Agreement, or

      (iii) within a fifty (50) mile radius of any Franchisor owned or operated unit or any franchisee owned or operated unit within the Logan's Roadhouse System.

           (b) Neither Developer, for two (2) years following the termination of this Agreement, nor Principal Shareholder, for two (2) years following termination of all of his Interest in Developer, may directly or indirectly engage in or acquire any financial or beneficial interest (including any interest in corporations, partnerships, trusts, unincorporated associations or joint ventures) in, advise, help or make loans to, any entity engaged in the business of preparing and serving or preparing for service of steaks, ribs, chicken and seafood dishes in a distinctive atmosphere reminiscent of an American roadhouse which is located either (i) in the Territory, (ii) in the Area of Dominant Influence (as defined and established from time to time by Arbitron Ratings Company) of any Restaurant developed pursuant to this Agreement, or (iii) within a fifty (50) mile radius of any Franchisor owned or operated unit or any franchisee owned or operated unit within the Logan's Roadhouse System.

     11.2 Neither Developer nor any Shareholder shall (a) appropriate, use, or duplicate the Logan's Roadhouse System, or any portion thereof, for use in any other restaurant business which is not within the Logan's Roadhouse System, (b) disclose or reveal any portion of the Logan's Roadhouse System to any other person other than to Developer's employees as an incident of their training, or
(c) acquire any right to use, or to license or franchise the use of, any name, mark or other intellectual property right which may be granted pursuant to any agreement between Franchisor and Developer, except in connection with the operation of a Restaurant.

     11.3 Developer and Principal Shareholder agree that the provisions of this
Section 11 are and have been a primary inducement to Franchisor to enter into this Agreement and that in the event of breach thereof Franchisor would be irreparably injured and would be without an adequate remedy at law. Therefore, in the event of a breach of any of such provisions Franchisor shall be entitled, in addition to any other remedies which it may have hereunder or in law or in equity (including the right to terminate this Agreement), to a preliminary and/or permanent injunction and decree for specific performance of the terms hereof without the necessity of showing actual or threatened damage, and without being required to furnish a bond or other security.

     11.4 If any court or other tribunal having jurisdiction to determine the validity or enforceability of this Section 11 determines that it would be invalid or unenforceable as written, then the provisions hereof shall be deemed to be modified or limited to such extent or in such manner as necessary for such provisions to be valid and enforceable to the greatest extent possible.

     12. DEVELOPMENT PROCEDURES.

     12.1 Franchisor will use its best efforts to furnish Developer with advice and assistance in developing Restaurants and in selecting sites therefor.

     12.2 Developer shall designate an individual who shall be personally responsible for Developer's development activities during the term of this Agreement, and who shall devote his or her full-time, best efforts and personal attention, on a day-to-day basis, to Developer's development activities in the Territory (the "Director of Operations"). Franchisor acknowledges and accepts Developer's designation of Principal Shareholder as the first Director of Operations. Developer shall require that the Director of Operations maintain his or her principal personal residence in the Territory; provided, that Principal Shareholder shall be permitted ninety (90) days after the opening of the first franchised Restaurant hereunder to relocate his principal residence in the Territory. Developer's designation of any subsequent Director of Operations shall be subject to the written approval of Franchisor (which approval shall not be arbitrarily withheld), and shall also be subject to the time limitations described in subsection 9.2(e) hereof. Franchisor shall notify Developer in writing within fourteen (14) days of receipt of Developer's request whether Franchisor disapproves such person. Failure by Franchisor to so notify Developer within that period shall be deemed to constitute Franchisor's approval of such person.

     12.3 Developer shall require the Director of Operations and each of its area supervisors to execute a confidentiality agreement and covenant not to compete in form and substance satisfactory to Franchisor. Developer shall use its best efforts to obtain from each other employee of Developer, including but not limited to each Restaurant general manager, who will have supervisory authority over the development or operation of more than one Restaurant execute a confidentiality agreement in form and substance satisfactory to Franchisor and to the extent required by Franchisor of its own employees at similar levels. Developer shall be responsible for compliance by its employees with the agreements identified in this subsection.

     12.4 (a) Developer shall require its Director of Operations to attend, and to complete to Franchisor's reasonable satisfaction, an operations training course provided by Franchisor. If the Director of Operations or any such supervisory employee fails to complete Franchisor's operations training course successfully, Franchisor may require designation of a new Director of Operations or replacement supervisory employee, as the case may be, and Developer shall designate a new Director of Operations or replacement supervisory employee who shall be required to complete successfully such training course.

     (b) The Director of Operations shall, from time to time as reasonably requested by Franchisor, attend and complete to Franchisor's reasonable satisfaction a Franchisor-provided refresher course in restaurant operations.

     12.5 With respect to each Restaurant within the Territory developed by Developer, Developer's employees must satisfy the training requirements described in Part I, Section E of Appendix B hereto. After Developer opens its first Restaurant pursuant to this Agreement,

Franchisor may, but shall not be obligated to, permit Developer (at Developer's own expense) to conduct a portion of the required training at one of Developer's existing Restaurants. In such event Developer will be required to provide qualified personnel to administer training tests and to maintain records relating to the training and performance employees.

     13. NO WAIVER OF DEFAULT.

     13.1 The waiver by either party to this Agreement of any breach or default, or series of breaches or defaults, of any term, covenant or condition herein or of any same or similar term, covenant or condition contained in any other agreement between Franchisor and any other person, shall not be deemed a waiver of any subsequent or continuing breach or default of the same or any other term, covenant or condition contained in this Agreement, or in any other agreement between Franchisor and any other person.

     13.2 Unless otherwise specified herein, all rights and remedies of Franchisor shall be cumulative and not alternative, in addition to and not exclusive of any other rights or remedies which are provided for herein or which may be available at law or in equity in case of any breach, failure or default or threatened breach, failure or default of any term, provision or condition of this Agreement. Franchisor's rights and remedies shall be continuing and shall not be exhausted by any one or more uses thereof, and may be exercised at any time or from time to time as often as may be expedient; and any option or election to enforce any such right or remedy may be exercised or taken at any time and from time to time. The expiration or earlier termination of this Agreement shall not discharge or release Developer or Principal Shareholder from any liability or obligation then accrued, or any liability or obligation continuing beyond, or arising out of, the expiration or earlier termination of this Agreement.

     14. FORCE MAJEURE.

     14.1 As used in this Agreement, the term "Force Majeure" shall mean any act of god, strike, lock-out or other industrial disturbance, war (declared or undeclared), riot, epidemic, fire or other catastrophe, act of any government, material defaults by unaffiliated third parties under agreements with Developer relating to the development of franchised Restaurants and any other similar cause not within the control of the party affected thereby.

     14.2 If the performance of any obligation by any party under this Agreement is prevented, hindered or delayed by reason of Force Majeure, which cannot be overcome by use of normal commercial measures, the parties shall be relieved of their respective obligations to the extent the parties are respectively necessarily prevented, hindered or delayed in such performance during the period of such Force Majeure. The party whose performance is affected by an event of Force Majeure shall give prompt notice of such Force Majeure event to the other party by telephone or telegram (in each case to be confirmed in writing), setting forth the nature thereof and an estimate as to its duration, and shall be liable for failure to give such timely notice only to the extent of damage actually caused.

     15. CONSTRUCTION, SEVERABILITY, GOVERNING LAW AND
         JURISDICTION.

     15.1 If any part of this Agreement shall for any reason be declared invalid, unenforceable or impaired in any way, the validity of the remaining portions shall remain in full force and effect as if this Agreement had been executed with such invalid portion eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portion of this Agreement without including therein any such portions which might be declared invalid; provided, however, that in the event any part hereof relating to the payment of fees to Franchisor, or the preservation of any of Franchisor's trade names, service marks, trademarks, trade secrets or secret formulae licensed or disclosed hereunder or pursuant to any Franchise Agreement between Franchisor and Developer is for any reason declared invalid or unenforceable, then Franchiser shall have the option of terminating this Agreement upon written notice to Developer. If any clause or provision herein would be deemed invalid or unenforceable as written, it shall be deemed to be modified or limited to such extent or in such manner as may be necessary to render the clause or provision valid and enforceable to the greatest extent possible in light of the interest of the parties expressed in that clause or provision.

     15.2 Developer and Principal Shareholder acknowledge that Franchisor may enter into other Development Agreements throughout the United States on terms and conditions similar to those set forth in this Agreement, and that it is of mutual benefit to Developer and Principal Shareholder and to Franchisor that these terms and conditions be uniformly interpreted. Therefore, the parties agree that to the extent that the laws of the State of Tennessee do not conflict with local franchise investment statutes, rules and regulations, Tennessee law shall apply to the construction and enforcement of this Agreement and shall govern all questions which arise with reference hereto.

     15.3 The parties agree that any claim, controversy or dispute arising out of or relating to this Agreement or the performance thereof which cannot be amicably settled, except as otherwise provided herein, may, at the option of the claimant, be resolved by a proceeding in a court in Tennessee, and Developer and the Principal Shareholder each irrevocably accept the jurisdiction of the courts of the State of Tennessee and the federal courts located in such State for such claims, controversies, or disputes.

     The parties agree that service of process in any proceeding arising out of or relating to this Agreement or the performance thereof may be made by serving a person of suitable age and discretion (such as the person in charge of the office) as to Franchisor, at the address of Franchisor; and as to Developer and Principal Shareholder, at the address of Developer specified in this Agreement.

     16. MISCELLANEOUS.

     16.1 All notices and other communications required or permitted to be given hereunder shall be deemed given when delivered in person or via nationally recognized overnight air courier service or mailed by registered or certified mail addressed to the recipient at the address set forth below, unless that party shall have given written notice of change of address to the sending party, in which event the new address so specified shall be used.

             FRANCHISOR:

                          Logan's Roadhouse, Inc.
                          565 Marriott Drive, Suite 490
                          Nashville, Tennessee 37214
                          Attention: Chief Executive Officer


             cc:          Waller Lansden Dortch & Davis,
                           A Professional Limited Liability Company
                          Nashville City Center
                          511 Union Street, Suite 2100
                          Post Office Box 198966
                          Nashville, Tennessee 37219-8966
                          Attention: J. Chase Cole, Esq.


             DEVELOPER:

                          CMAC Incorporated
                          Logan's Roadhouse, Inc.
                          565 Marriott Drive, Suite 490
                          Nashville, TN  37214

             cc:          Thomas B. Clark, Esq.
                          8220 Wikle Road East
                          Brentwood, Tennessee 37027


             PRINCIPAL SHAREHOLDER:

                          Charles F. McWhorter, Jr.
                          Logan's Roadhouse, Inc.
                          565 Marriott Drive, Suite 490
                          Nashville, TN  37214

             cc:          Thomas B. Clark, Esq.
                          8220 Wikle Road East
                          Brentwood, Tennessee 37027

     16.2 All terms used in this Agreement, regardless of the number and gender in which they are used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine feminine or neuter, as the context or sense of this Agreement may require, the same as if such words had been written in this Agreement themselves. The headings inserted in this Agreement are for reference purposes only and shall not affect the construction of this Agreement or limit the generality of any of its provisions.

     16.3 This Agreement and the documents referred to herein constitute the entire agreement between the parties, superseding and cancelling any and all prior and contemporaneous agreements, understandings, representations, inducements and statements, oral or written, of the parties in connection with the subject matter hereof.

     16.4 Except as expressly authorized herein, no amendment or modification of this Agreement shall be binding unless executed in writing both by Franchisor and by Developer and Principal Shareholder.

     16.5 In the event that any party to this Agreement initiates any legal proceeding to construe or enforce any of the terms, conditions and/or provisions of this Agreement, including but not limited to its termination provisions, or to obtain damages or other relief to which any party may be entitled by virtue of this Agreement, the prevailing party or parties shall be paid its reasonable attorneys' fees and expenses by the other party or parties.

     16.6 It is the intention of the parties to this Agreement that this Agreement shall not violate the Rule Against Perpetuities or any statute, rule or regulation similar thereto (the "Rule"); and in the event anything in this Agreement violates the Rule, this Agreement shall be construed, to the extent permitted by law, in a manner that will not cause the violation of the Rule.

     IN WITNESS WHEREOF, the undersigned have entered into this Agreement as of the date first above written.


                                 FRANCHISOR:

ATTEST:                          LOGAN'S ROADHOUSE, INC.


____________________________     By:____________________________________
Name:_______________________     Name:__________________________________
Title:______________________     Title:_________________________________


                                 DEVELOPER:

ATTEST:                          CMAC INCORPORATED

____________________________     By:____________________________________
Name:_______________________     Name:__________________________________
Title:______________________     Title:_________________________________


WITNESS:                         PRINCIPAL SHAREHOLDER:


____________________________     _______________________________________
Name:_______________________     Charles F. McWhorter, Jr.